Exhibit 10.23

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made as of December 17, 2004 by and between QUARK BIOTECH, INC., a California corporation having its principal place of business at 6536 Kaiser Drive, Fremont CA 94555, U.S.A. (hereinafter referred to as “Quark”) and SANWA KAGAKU KENKYUSHO CO., LTD., a corporation organized and existing under the laws of Japan and having its principal place of business at 35 Higashisotobori-cho, Higashi-ku, Nagoya 461-8631, Japan (hereinafter referred to as “SKK”).

SKK and Quark are sometimes referred to herein individually as a party and collectively as the parties.

WHEREAS, Quark, together with its Affiliates (as hereinafter defined), has developed and owns or has the exclusive right to use the Quark Know-How and the Patent Rights relating to the antidyslipidemic compound known as BT16 (as hereinafter defined); and

WHEREAS, SKK, together with its Affiliates (as hereinafter defined) possesses extensive capabilities in the development and commercialization of pharmaceutical products in Japan and in certain countries in Asia; and

WHEREAS, SKK desires to obtain and Quark is willing to grant to SKK, an exclusive license in the Territory under the Patent Rights and the Quark Know-How (as such terms are hereinafter defined), on the terms and conditions set forth herein.

Now, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, SKK and Quark hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1          “Affiliate” shall mean, with respect to either party to this Agreement, any individual or entity directly or indirectly controlled by or under common control with, such party. For purposes of this Agreement, the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of an entity, or the right to receive fifty percent (50%) or more of the profits or earnings of an entity shall be deemed to constitute “control.” For the avoidance of doubt, [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.2          “BTI6” shall mean [*].

1.3          [*].

1.4          “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31 and such shorter period of time from the later of each of the foregoing dates through the date this Agreement is terminated or expires.

1.5          “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

1.6          “Development Time Table” shall mean that development time table that sets forth the schedule and major milestones for SKK to develop Licensed Products in the Territory as further described in and as may be amended pursuant to Section 2.3.1.

1.7          “Effective Date” shall mean the next business day following the delivery of full and duly executed counterparts of this Agreement.

1.8          “First Commercial Sale” shall mean, with respect to any Licensed Product, the first sale of such Licensed Product by SKK, or any Affiliate or SKK Sublicensee, to any third party, in an arms length transaction for use or consumption in a country in the Territory, provided that the “First Commercial Sale” shall not be deemed to have commenced in any country until the annual Net Sales in that country exceeds [ * ]

1.9          “Improvement” shall mean any [ * ] for Licensed Products or Licensed Compounds, in each case which is [ * ].

1.10        “Licensed Compound” shall mean BT16.

1.11        “Licensed Product(s)” shall mean any form or dosage of pharmaceutical composition or preparation in final form for sale by prescription, over-the-counter or any other method, which contains as an active ingredient the Licensed Compound.

1.12        “NDA” shall mean a New Drug Application or its equivalent, filed with any regulatory authority in any country in the Territory seeking approval to market and sell a Licensed Product in such country in the Territory.

1.13        “Net Sales” shall mean the gross invoice prices for all sales of Licensed Product on a country by country basis by SKK, its Affiliates or SKK Sublicensees to an unaffiliated third party, less deductions from such gross amounts for: (i) customary trade, quantity and cash discounts actually taken, (ii) credits, rebates, allowances and adjustments actually granted for rejections, recall or returns, (iii) duties, sales, use, consumption, value-added, excise and similar taxes or duties, (iv) transportation, insurance and other shipping expenses and (v) actual allowances for bad debt or uncollectible amounts, provided that the total amount deducted for items (i) to (v) above shall not exceed [ * ] of the gross invoiced value.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

1.14        “Patent Rights” shall mean all patent applications (including all provisional patent applications) and patents in each country of the Territory and all PCT patent applications and patents relating in any way to the Licensed Compound or Licensed Products (including, without limitation, the formulation, ingredients, preparation, packaging, means of delivery, manufacture, use or sale thereof) as listed in Schedule 1.14 hereto and all Quark Improvement Patents and applications therefore for which SKK has exercised its option, as set forth in Section 4.1) and all substitutions, divisions, continuations, continued prosecution application, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, divisions of or supplementary protection certificates for any of the foregoing or any like filing therefore, and all international or foreign equivalents or counterparts of any of the foregoing.

1.15        “PCT” shall mean the Patent Cooperation Treaty done at Washington on June 19, 1970, amended on September 28, 1979, modified on February 3, 1984 and October 3, 2001 and as in force on April 1, 2002.

1.16        “Phase I Clinical Study” shall mean the clinical investigation of an investigational new drug into humans which is designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and if possible, early evidence of effectiveness, as approved by applicable regulatory authorities and conducted in accordance with applicable law.

1.17        “Phase II Clinical Study” shall mean the clinical investigation of an investigational new drug in humans and includes controlled clinical studies conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study and to determine the short-term side effects and risks associated with the drug, as approved by applicable regulatory authorities and conducted in accordance with applicable law.

1.18        “Phase III Clinical Study” shall mean the controlled and uncontrolled clinical studies in humans, typically involving several hundred to several thousand subjects, which are intended to gather additional information about effectiveness and safety that is needed by applicable regulatory authorities to evaluate the overall benefit-risk relationship of the drug and provide an adequate basis for physician labeling, as approved by applicable regulatory authorities and conducted in accordance with applicable law.

1.19        “Quark Improvement Patent” shall mean any patent containing claims that cover an Improvement developed by or for Quark or for which Quark has the right to grant licenses to SKK as set forth herein.

1.20        “Quark Know-How” shall mean any of Quark’s, Quark Additional Licensees’ or Quark’s Affiliates’ information and materials relating to the research, development, registration, manufacture, marketing, use or sale of Licensed Compound and/or Licensed Product which prior to or during the Term of this Agreement are developed by or at the request of Quark, [ * ] or in Quark’s, [ * ] possession or control through license or otherwise (provided that Quark is permitted to make disclosure thereof to SKK without violating the terms of any third party agreement), and which are not generally known. Quark Know-How shall include, without

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

limitation, discoveries, practices, methods, knowledge, Quark Improvements, processes, formulas, data, ideas, skill, experience, inventions, know-how, technology, trade secrets, manufacturing procedures, purification and isolation techniques, instructions, test data and other intellectual property, patentable or otherwise, relating to Licensed Compound and/or Licensed Product, including without limitation, test procedures and other new technologies derived therefrom. Quark Know-How shall also include, without limitation: (i) all biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information related thereto; and (ii) compositions of matter, assays and biological materials specifically relating to development, manufacture, use or sale of any Licensed Compound and/or Licensed Product.

1.21        “Quark Additional Licensees” shall mean any party not an Affiliate of Quark, which party is authorized directly or indirectly by Quark or its Affiliates through express or implied license or consent to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s) outside the Territory.

1.22        “Regulatory Approval” shall mean any approval, license, registration or authorization of any governmental entity necessary for the development, manufacture, use, storage, distribution, marketing, import, export or sale of Licensed Product(s) and/or the Licensed Compound.

1.23        “SKK Sublicensee” shall mean any party not an Affiliate of SKK, which party is authorized directly or indirectly by SKK or its Affiliates through express or implied license or consent to discover, develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s) in the Territory under Section 2.1.2.

1.24        “Territory” shall mean Japan, South Korea, the People’s Republic of China (including Hong Kong SAR) and Taiwan.

1.25        “Valid Claim” shall mean any claim of an issued and unexpired patent in a country in the Territory included within the Patent Rights, which has not been (i) revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal; or (ii) [ * ].

ARTICLE 2

LICENSE; DISCLOSURE OF INFORMATION; DEVELOPMENT AND

COMMERCIALIZATION

2.1          Exclusive License Grant.

2.1.1       License. Quark hereby grants to SKK, an exclusive license in the Territory to use Quark Know-how and the Licensed Compound to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell Licensed Product(s). Quark also hereby grants to SKK, an exclusive license in the Territory under the Patent Rights to develop, make, have made, import, export, use, distribute, market, promote, offer for sale and sell the Licensed Compound (solely for use as an active ingredient in Licensed Product(s)) and

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Licensed Product(s). Quark shall not, and shall ensure that its Affiliates and Quark Additional Licensees do not, directly or indirectly develop, make, have made, import, export, use, distribute, market, promote, offer for sale or sell Licensed Compounds or Licensed Products in the Territory. Quark retains the right to use Quark Know-How and Patent Rights outside the Territory subject to the other provisions of this Agreement. For the avoidance of doubt, none of the foregoing restrictions on the rights licensed to SKK shall prevent SKK from contracting with third parties to make, have made, import, export, distribute, market promote offer for sale and sell the Licensed Compound if such third parties do not utilize the Quark Know-How.

2.1.2       Right to Sublicense. SKK shall be entitled to grant sublicenses to third parties in the Territory under the license granted pursuant to Section 2.1.1 above “Sublicense”), subject to the following conditions:

(a)           Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements, which shall be in compliance with and subject to the terms and conditions of this Agreement. SKK will provide Quark with notice of the signing of such agreement that will indicate the name of the SKK Sublicensee, the territory and the duration of the agreement.

(b)           If the license set forth in Section 2.1.1 above terminates, any Sublicense that has been granted by SKK shall terminate to the extent that the license is terminated; provided, however, that, for each SKK Sublicensee, upon termination of the Sublicense with such SKK Sublicensee, if the SKK Sublicensee is not then in breach of its sublicense agreement with SKK such that SKK would have the right to terminate such sublicense, Quark shall be obligated, at the request of such SKK Sublicensee, to enter into a new license agreement with such SKK Sublicensee which shall be in compliance with and consistent with the terms and conditions of this Agreement, as required under Section 2.1.2(a)), provided that such terms shall be amended, if necessary, to the extent required to ensure that such sublicense agreement does not impose any obligations or liabilities on Quark which are not included in this Agreement.

(c)           Any act or omission by an SKK Sublicensee which would constitute a breach of this Agreement had it been an act or omission of SKK shall constitute a breach of this Agreement by SKK.

2.2          Quark’s Obligations.

2.2.1       Disclosure of Information. Promptly after the Effective Date, Quark shall, at its own cost use good faith commercially reasonable efforts to, disclose to SKK in writing, or via mutually acceptable electronic media, copies or reproductions of all Quark Know-How not previously disclosed to SKK if any in order to enable SKK to exploit its rights granted under Section 2.1. In addition, during the term of this Agreement Quark shall [ * ] in accordance with the terms of this Agreement. Quark’s [ * ] shall be subject to [ * ]. At the request of SKK, Quark shall use commercially reasonable efforts to comply with SKK’s requests, including, but not limited to, SKK’s request to supply SKK with specific information, data, or certificates of authors relating to or for the GLP studies that Quark has or will provide to SKK pursuant hereto.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.2.2       Quark Current Intentions Regarding Development. Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed by the parties that Quark [ * ].

2.2.3       Development of Licensed Products Outside the Territory. Quark shall [ * ]. For the avoidance of doubt, Quark shall be [ * ].

2.2.4       Registration of INN. Quark shall use commercially reasonable efforts to register an INN (International Nonproprietary Name) with the World Health Organization for the Licensed Compound before SKK initiates the Phase II Clinical Study for a Licensed Product in the Territory.

2.2.5       Reports. Within [ * ] after the end of each Calendar Year, Quark shall provide SKK with a written report of the status of the research and development, clinical development activities and progress of any Regulatory Approval, as applicable, in connection with the development of Licensed Products outside the Territory. Each report shall describe [ * ]. Quark’s obligation to report on the progress of the research and development activities [ * ]. Notwithstanding the provisions of Section 2.2.2 above, if Quark or any of Quark’s Affiliates [ * ].

2.2.6       [ * ].

2.2.7       GLP Statements. Quark shall use its reasonable commercial efforts to obtain and supply SKK with GLP Statements, as defined by the OECD Guidelines, for the following GLP studies for the Licensed Compound within [ * ] from the Effective Date:

(i)	[ * ];

(ii)	[ * ];

(iii)	[ * ];

(iv)	[ * ]; and

(v)	[ * ].

If Quark is unable to supply SKK with the GLP Statement for any of the above GLP studies, SKK shall use commercially reasonable efforts to carry out or have carried out such studies for which Quark was unable to supply SKK with the GLP Statement in time to try to ensure that completion of such studies will not cause a delay in the development plan for the Licensed Product(s) in the Territory. [ * ]. SKK shall provide a copy Quark with a copy of the report for each study within [ * ] after the study report is completed. Such study report shall constitute SKK Data for purposes of this Agreement, provided however, that Quark may use such reports subject to and in accordance with the provisions of this Agreement.

2.3          SKK’s Development Obligations.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

2.3.1       SKK Diligence. Promptly following the Effective Date, Quark and SKK will discuss in good faith and attempt to reach agreement on the Development Time Table within a period of [ * ], that when agreed to by the parties shall be initialed by the parties and attached as hereto as Schedule 2.3.1 to this Agreement.

SKK shall, at SKK’s expense, use its commercially reasonable efforts (directly or through SKK’s Affiliates or SKK Sublicensees) to develop, obtain Regulatory Approval for, and commercialize the Licensed Product(s) in the Territory in accordance with the Development Time Table. If SKK is delayed by more than [ * ] in achieving the milestones set forth in the Development Time Table, SKK shall promptly thereafter provide written notice thereof to Quark. Thereafter, the parties shall meet to discuss in good faith the reasons and causes for such delay and discuss any adjustments that may need to be made to the Development Time Table. If the parties agree to amend the Development Time Table, the parties shall signify their agreement by initialing a revised Development Time Table which will then replace the then existing Development Time Table. The parties acknowledge and agree that all business decisions including, without limitation, decisions relating to SKK’s research, development, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of Licensed Products in the Territory, covered under this Agreement, shall be within the sole discretion of SKK.

2.3.2       Research and Development Activities. Subject to its diligence obligations set forth in Section 2.3.1, SKK shall be responsible, at its cost and expense, and in its sole judgment, for all research and development activities which are necessary to obtain Regulatory Approval for a Licensed Product in the Territory and any post-approval studies required as a condition of obtaining any Regulatory Approval for a Licensed Product in the Territory. In addition, SKK shall be responsible for any other studies (or portions of studies) necessary or desirable, in its sole judgment, for maintaining any Regulatory Approval in the Territory, as well as any pre-marketing studies prior to such Regulatory Approval and post-marketing studies conducted following such Regulatory Approval.

2.3.3       Licensed Product Registrations. Subject to its diligence obligations set forth in Section 2.3.1, SKK shall be responsible, at its cost and expense, and in its sole judgment, for determining the appropriate regulatory strategy, for obtaining and maintaining all Regulatory Approvals in the Territory and for obtaining and maintaining any pricing and reimbursement approvals required for the sale of Licensed Product in the Territory.

2.4          Additional Obligations. For the avoidance of doubt, nothing in this Agreement shall be construed as the grant of a right or license to SKK to research, develop, manufacture, distribute, sell, or have sold Licensed Products outside of the Territory, provided however, that SKK shall have the right to procure Licensed Compound from sources outside the Territory.

2.5          Data and Improvements. SKK shall own all data arising out of studies and research performed by SKK with respect to the Licensed Compound or Licensed Products (“SKK Data”). [ * ]. Without limiting the generality of the foregoing, Quark agrees to use its good faith commercially reasonable efforts to [ * ]. Quark shall provide to SKK the results from any research or studies that (notwithstanding the provisions of Section 2.2.2) Quark [ * ]. SKK

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

shall consider requests by Quark to share SKK’s test results or other results of its development efforts for the Licensed Products. Notwithstanding any other provision of this Agreement, [ * ].

2.6          Reports. Within [ * ] after the end of each Calendar Year, SKK shall provide Quark with a report of the status of the research and development, clinical development activities and progress of any Regulatory Approval, as applicable, in connection with the development of Licensed Products in the Territory. Each report shall describe SKK’s (and, if applicable, SKK’s Affiliates and SKK Sublicensees’) progress in such development activities during the prior Calendar Year and planned programs for the current year. At Quark’s request during the term of this Agreement, the parties shall meet at SKK’s facilities in Japan to discuss such development and commercialization plans; provided, however, that such meetings shall not occur more frequently than semi-annually, unless SKK agrees otherwise. [ * ].

ARTICLE 3

PAYMENTS; ROYALTIES AND RECORDS

3.1          License Fee. In partial consideration for the licenses granted to SKK hereunder, SKK shall pay to Quark a license fee (“License Fee”) of [ * ], which payment shall be due within [ * ] following the Effective Date.

3.2          Clinical Development Milestone Payments. In further consideration for the licenses granted to SKK hereunder, SKK shall pay to Quark clinical development milestone payments as set forth below (“Milestone Payments”).

3.2.1       [ * ] upon the earlier of (i) [ * ] or (ii) [ * ];

3.2.2       [ * ] upon [ * ].

3.2.3       [ * ] upon [ * ].

3.2.4       [ * ] upon [ * ].

3.2.5       [ * ] upon [ * ].

For the avoidance of doubt, SKK shall have no obligation to pay Quark the foregoing Milestone Payments more than one time.

3.3          Royalties. In further consideration for the licenses granted to SKK hereunder, subject to the terms and conditions of this Agreement, SKK shall pay to Quark royalties equal to [ * ] of the Net Sales of Licensed Products in each country of the Territory. Notwithstanding the foregoing, if SKK reasonably determines that [ * ], from the first day of the month following the month in which SKK [ * ]. The royalties shall be payable quarterly for a period commencing in the Calendar Quarter in which the First Commercial Sales occur and shall continue on a country-by-country basis for the longer, in each country, of a period of ten (10) years or the expiry of the last to expire in such country of a Valid Claim. No royalties shall be due upon the sale or other transfer among SKK, its Affiliates or SKK Sublicensees, but in such cases the royalty shall be

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

due and calculated upon SKK’s or its Affiliates’ or SKK Sublicensees’ Net Sales to the first independent third party.

3.4          Payments of Royalty; Payment Exchange Rate and Currency Conversions.

3.4.1       Royalties Paid Quarterly. Within [ * ] following the end of each Calendar Quarter, following the First Commercial Sale of a Licensed Product, SKK shall furnish to Quark a written report for the Calendar Quarter showing the Net Sales of Licensed Product(s) sold by SKK, its Affiliates and SKK Sublicensees in the Territory during such Calendar Quarter and the royalties payable under this Agreement for such Calendar Quarter. Within [ * ] after the submission of such written report, SKK shall pay to Quark, for the account of SKK or the applicable Affiliate or SKK Sublicensee, as the case may be, a sum equal to the aggregate royalty due for such Calendar Quarter.

3.4.2       Method of Payment. Payments to be made by SKK to Quark under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Quark from time to time. Royalty payments shall be made in United States dollars. The rate of exchange to be used in any conversion from the currency in the country where the applicable Net Sales are made to United States dollars shall be [ * ]. Such [ * ] may only be changed by the mutual written agreement of the parties.

3.4.3       Maintenance of Record; Audits. During the term of this Agreement and for a period of [ * ] after the Calendar Year in which sales of Licensed Products took place, SKK shall keep and shall cause its Affiliates and any SKK Sublicensees to keep complete and accurate records pertaining to the sale or other disposition of the Licensed Products commercialized by it, in sufficient detail to permit Quark to confirm the accuracy of all payments due hereunder. Quark shall have the right to cause an independent, certified public accountant to whom SKK has no reasonable objection, to audit such records to confirm SKK’s Net Sales and royalty payments; provided, however, that such auditor shall enter into a confidentiality agreement acceptable to SKK and not disclose SKK’s confidential information to Quark, except to the extent such disclosure is necessary to verify the amount of royalties due under this Agreement. Quark may exercise such audit right for a Calendar Year [ * ] in a given Calendar Year and only within [ * ] after the royalty period to which such records relate, upon notice to SKK and during normal business hours. Quark shall bear the full cost of such audit unless such audit discloses a variance of more than [ * ] from the amount of the Net Sales or royalties previously paid. In such case, SKK shall bear the full cost of such audit. The independent, certified public accountant conducting such audit shall only report the results of its audit and shall not disclose to Quark the facts relied upon in making such computation. The terms of this Section 3.4.3 shall survive any termination or expiration of this Agreement for a period of three (3) years.

3.4.4       Record Keeping by SKK Sublicensee. SKK shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the SKK Sublicensee to make reports to SKK, to keep and maintain records of sales made pursuant to such Sublicense and to grant access to such records by Quark’s independent accountant to the same extent required of SKK under this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3.4.5       Income Tax Withholding. If at any time, SKK is required to withhold, under Japanese law, income taxes or other taxes imposed upon payments set forth in this Agreement, Quark shall bear such taxes and SKK shall make such withholding payments as required and subtract such withholding payments from the payments due to Quark. The parties shall discuss any other withholding taxes imposed on payments made hereunder in order to find a reasonable solution for minimizing and allocating the burden of any withholding taxes.

ARTICLE 4

PATENTS

4.1          Filing, Prosecution and Maintenance of Patents by Quark. Quark shall diligently file, prosecute and maintain in the Territory, or cause to be diligently filed, prosecuted and maintained in the Territory, all Patent Rights, including, without limitation, all Quark Improvement Patent(s) at Quark’s expense. Furthermore, if Quark applies for a Quark Improvement Patent outside the Territory, Quark shall apply for the same Quark Improvement Patent in the Territory. Quark shall keep SKK regularly and fully advised of the status of all pending patent applications. Without limiting the generality of the foregoing, Quark shall promptly disclose to SKK in writing, or via mutually acceptable electronic media, on an ongoing basis, information regarding all Patent Rights in the Territory, including all applications for Quark Improvement Patents (including the details of the claims set forth in such applications), the status of all such applications, including comments and office actions received from relevant patent offices, the dates such patents issue and such other information as may reasonably be requested by SKK. Upon the reasonable written request of SKK, Quark shall provide copies of any substantive papers related to the filing, prosecution and maintenance of such patent filings. SKK shall treat all information, papers, and other materials provided by Quark pursuant to this Section 4.1 in accordance with the confidentiality provisions of this Agreement. SKK shall have a period of [ * ] from the date SKK receives written notice from Quark of the filing of an application for a Quark Improvement Patent in the Territory that describes the invention covered by such application (including the claims set forth in such application) to exercise its rights to include such application and the Quark Improvement Patent(s) that may issue on such application in the license granted by Quark to SKK pursuant to Section 2.1. SKK shall exercise its option by sending written notice to Quark.

4.2          Option of SKK to Prosecute and Maintain Patents. Quark shall give written notice to SKK of any desire to cease prosecution and/or maintenance of a particular Quark Improvement Patent or application therefore and, in such case, shall permit SKK, at its sole discretion, to continue prosecution or maintenance at its own expense. If SKK elects to continue prosecution or maintenance, Quark shall execute such documents and perform such acts, at SKK’s expense, as may be reasonably necessary to [ * ] to allow SKK to continue such prosecution or maintenance. Any patents or patent applications [ * ] shall, after such assignment, not be considered Quark Improvement Patents.

4.3          SKK’s Right to Terminate License of Specific Patents. At any time during the term of this Agreement SKK shall have the right to terminate its license of any patents or patent applications included in the Patent Rights licensed to SKK under Section 2.1 (including, without limitation, any of the Quark Improvement Patent for which SKK has exercised its option under

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Section 4.1). If SKK exercises such rights, Quark acknowledges and agrees that the effect under Section 3.3 may be to shorten the period of time during which SKK is obligated to pay royalties to Quark. Except as set forth in the preceding sentence, SKK’s exercise of its rights in this Section 4.3, will not affect SKK’s obligations set forth in this Agreement.

4.4          Enforcement.

4.4.1       Notice and Discontinuance of Infringement. In the event that either SKK or Quark becomes aware of any infringement involving Licensed Products within the Territory of any issued patent within the Patent Rights (including any Quark Improvement Patents for which SKK has exercised its option set forth in Section 4.1), it will notify the other party in writing to that effect. Quark shall have the first right, but not the obligation, to bring suit against the third party infringer at its own expense. SKK will reasonably cooperate with Quark in any such suit or action and shall have the right to consult with Quark and be represented by its own counsel at its own expense. Any recovery or damages derived from any suit under this Section shall be used first to reimburse each of Quark and SKK for its documented out-of-pocket legal expenses relating to the suit, second [ * ].

4.4.2       Continuance of Infringement. If Quark has neither obtained a discontinuance of such infringement nor brought suit against such infringer within 6 months of any notice under Section 4.4.1, SKK shall have the right, but not the obligation, to bring suit against such infringer under the Patent Rights and join Quark as a party plaintiff, provided that SKK shall bear all the expenses of such suit. Quark shall cooperate with SKK in any such suit for infringement of a Patent Right brought by SKK against a third party, and shall have the right to consult with SKK and to participate in and be represented by independent counsel in such litigation at its own expense. SKK shall incur no liability to Quark as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of the Quark Improvement Patents invalid or unenforceable. In the event that SKK recovers any sums in such litigation by way of damages or in settlement thereof, SKK shall retain all such sums.

4.4.3       Third Party Infringement Suit. In the event that a third party initiates legal action alleging that SKK’s, its Affiliates’ or SKK Sublicensees’ making, having made, importing, exporting, using, distributing, marketing, promoting, offering for sale or selling Licensed Compound and/or Licensed Product infringes or will infringe such third party’s intellectual property rights, then SKK may elect to defend such suit at its sole expense and discretion. Upon SKK’s request and in connection with SKK’s defense of any such third party infringement suit. Quark shall reasonably cooperate with SKK for such defense provided, that SKK shall promptly reimburse Quark for reasonable out-of-pocket costs and expenses incurred by Quark in providing such cooperation. In addition to any other remedies that SKK may have pursuant to other provisions of this Agreement or by reason of law or equity, SKK shall be entitled to [*].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE 5

CONFIDENTIALITY AND PUBLICATION

5.1          Confidentiality.

5.1.1       Nondisclosure Obligation. Each of Quark and SKK shall use only accordance with this Agreement and shall not disclose to any third party any Proprietary Information received by it from the other party, without the prior written consent of the other party. For the purposes of this Article V, “Proprietary Information” shall mean Quark Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this Agreement. When Propriety Information is disclosed in a manner other than in writing, it shall be reduced to written form, marked “Confidential” and transmitted to the receiving party within twenty (20) business days of disclosure to the receiving party. Notwithstanding the foregoing, “Proprietary information” shall include all reports that SKK provides to Quark pursuant to this Agreement, including without limitation the status reports referred to in Section 2.6 and the royalty reports furnished in accordance with Section 3.4.1 as well as all information SKK may furnish in connection with an audit, regardless of whether such information is marked as “Confidential.”

The foregoing obligations shall survive the expiration or termination of this Agreement for a period of [ * ]. These obligations shall not apply when and to the extent Proprietary Information: (i) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by written records; (ii) is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the receiving party; (iii) is subsequently disclosed to the receiving party by a third party that has the right to make such disclosure; (iv) is developed by the receiving party independently of Proprietary Information or other information received from the disclosing party and such independent development can be documented by the receiving party; (v) is disclosed to any institutional review board of any entity conducting clinical trials or any governmental or other regulatory agencies in order to obtain patents or to gain approval to conduct clinical trials or to market Licensed Compound and/or Licensed Product, but such disclosure may be made only to the extent reasonably necessary to obtain such patents or authorizations; or (vi) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by a party, provided that notice is promptly delivered to the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter the disclosing party discloses to the requesting entity only the minimum Proprietary Information required to be disclosed in order to comply with the request, whether or not a protective order or other similar order is obtained by the other party.

5.1.2       Disclosure to Agents. Notwithstanding the provisions of Section 5.1.1 and subject to the other terms of this Agreement, SKK shall have the right to disclose Quark Proprietary Information to SKK Sublicensees, agents, consultants, Affiliates or other third parties (collectively “Agents”) in accordance with this Section 5.1.2. Such disclosure shall be limited only to those Agents directly involved in the research, development, manufacturing, marketing or promotion of Licensed Compound or Licensed Products (or for such Agents to determine their interest in performing such activities) in accordance with this Agreement. Any such Agents must agree in writing to be bound by confidentiality and non-use obligations which contain terms that are similar in all material respects to those contained in this Agreement.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

5.1.3       Return of Proprietary Information. Upon termination of this Agreement the receiving party shall return all documents, and copies thereof, (including those in the possession of SKK’s Agents pursuant to Section 5.1.2) containing the disclosing party’s Proprietary Information at any time upon request of the disclosing party. However, the receiving party may retain one (1) copy of such documents in a secure location solely for the purpose of determining its obligations hereunder, to comply with any applicable regulatory requirements, or to defend against any product liability or other claims.

5.2          Publicity. Quark and SKK shall jointly issue a press release, the content of which shall be mutually agreed, concerning this Agreement promptly after the Effective Date. Each party may subsequently issue press releases related to this Agreement but only if substantially approved before release by the other party. Quark may use the substance of the joint press release, SKK’s public announcements, and any other materials approved by SKK in writing, in Quark’s investor relations and public relations activities. Nothing in the foregoing, however, shall prohibit a party from making disclosures to the extent deemed necessary under applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange, provided such disclosure is accurate and complete. In such event, however, the disclosing party shall use good faith efforts to consult with the other party prior to such disclosure and shall request confidential treatment to the extent available.

5.3          Publication. SKK and Quark each acknowledge the potential benefit in publishing results of certain studies to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. No publication of Quark Know-How or Quark Proprietary information may be made without the prior written consent of Quark [ * ]. No publication of SKK Data may be made without prior written consent of SKK. The parties agree that SKK, its Affiliates, employees or consultants shall be free to make any publication which does not disclose Quark Know-How. In the event that any proposed publication (as defined below) discloses Quark Know-How, the following procedure shall apply: Either party, its Affiliates, employees or consultants wishing to make a publication shall deliver to the other party (and in the case SKK desires to make a proposed publication, [ * ] a copy of the proposed written publication or an outline of an oral disclosure at least [ * ] prior to submission for publication or presentation. For purposes of this Agreement, the term “publication” shall include, without limitation, abstracts and manuscripts for publication, slides and texts of oral or other public presentations, and texts of any transmission through any electronic media, e.g. any computer access system such as the Internet, including the World Wide Web. The reviewing party shall have the right to (i) propose modifications to the publication for patent reasons, trade secret reasons or business reasons, (ii) request delay of the publication or presentation in order to protect patentable information or (iii) reasonably object to such publication for patent, trade secret or business reasons. If the reviewing party requests a delay, the publishing party shall delay submission or presentation for a period not less than [ * ] from the filing date of the first patent application covering the information contained in the proposed publication or presentation.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1          Representations and Warranties of Each Party. Each of Quark and SKK hereby represents, warrants and covenants to the other party hereto as follows:

6.1.1       it is a corporation or entity duly organized and validly existing under the laws of the state or other jurisdiction of incorporation or formation;

6.1.2       this Agreement has been duly authorized, executed and delivered and constitutes such party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

6.1.3       it shall comply with all applicable material laws and regulations relating to its activities under this Agreement.

6.2          Quark’s Representations. In addition to its representations, warranties and covenants set forth in Section 6.1 above, Quark hereby represents and warrants to SKK as follows:

6.2.1       Quark has the full right, power and authority to enter into and perform all of its obligations under the terms of this Agreement, including without limitation, the right, power and authority to grant the licenses set forth in this Agreement;

6.2.2       Quark owns or has an exclusive license to the Patent Rights and the Quark Know-How in the Territory, which to the best of its knowledge is free and clear of any claims of third parties, including, without limitation, any liens and encumbrances and Quark has not granted any right, license or interest in, to or under the Quark Know-How to any third party which restricts or is inconsistent with the rights and licenses granted to SKK pursuant to this Agreement;

6.2.3       As of the date hereof, the patents and patent applications listed in Schedule 1.14 are all the Patent Rights that Quark owns or has a license to use in the Territory relating to the Licensed Compound and Licensed Products;

6.2.4       Quark has used commercially reasonable efforts to maintain and prosecute the Patent Rights in the ordinary course of business and to maintain the secrecy of all Quark Know-How;

6.2.5       Quark has not received any notice or claim that use of the Patent Rights or Quark Know-How or the development, manufacture, use or sale of the Licensed Compound or Licensed Products infringes any third party intellectual property rights in the Territory and the use of the Patent Rights, Quark Know-How and the development, manufacture, use and sale of the Licensed Compound and Licensed Products by SKK and its Affiliates and/or the SKK Sublicensees, as contemplated in this Agreement, shall not infringe any intellectual property rights of any third party;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

6.2.6       To the best of Quark’s knowledge, all documentation and other information, including, but not limited to the documentation and information included in the Quark Know-How, was or will be, at the time it was or will be conveyed or provided to SKK, accurate and complete in light of the purposes for which it was intended to be used; and

6.2.7       To the best of its knowledge no third party is infringing the Patent Rights or has misappropriated any of the Quark Know-How.

6.3          Continuing Representations. The representations and warranties of each party contained in Sections 6.1 and 6.2 shall survive the execution of this Agreement.

6.4          No Inconsistent Agreements. Except as set forth in Schedule 6.4, neither party has in effect, and after the Effective Date neither party shall enter into, any oral or written agreement or arrangement that would be inconsistent with its obligations under this Agreement.

ARTICLE 7

INDEMNIFICATION AND LIMITATION ON LIABILITY

7.1          Indemnification by SKK. SKK shall indemnify, defend and hold harmless Quark and its Affiliates, and each of its and their respective employees, officers, directors and agents (each, a “Quark Indemnified Party”) from and against any and all third party claims, demands, lawsuits, proceedings, settlement amounts, liability, loss, damage, cost, and expense (including reasonable attorneys’ fees), subject to the limitations in Section 7.5 (collectively, a “Liability”) which may be asserted against the Quark Indemnified Party or which the Quark Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) the discovery, development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Licensed Compound and/or Licensed Product(s) by SKK, its Affiliates or SKK Sublicensees in the Territory, including, without limitation, any personal injury, death, or other injuries suffered by users of Licensed Compound or Licensed Product, or (ii) the breach by SKK of any covenant, representation or warranty contained in this Agreement. Notwithstanding the foregoing, SKK shall have no obligation under this Agreement to indemnify, defend or hold harmless any Quark Indemnified Party with respect to any Liability which results from willful misconduct or negligent acts or omissions of Quark, its Affiliates, Quark Sublicensee or any of their respective employees, officers, directors or agents, or breach of this Agreement by Quark.

7.2          Indemnification by Quark. Quark shall indemnify, defend and hold harmless SKK and its Affiliates and SKK Sublicensees, and each of its and their respective employees, officers, directors and agents (each, a “SKK Indemnified Party”) from and against any Liability which the SKK Indemnified Party may incur, suffer or be required to pay resulting from or arising out of (i) the discovery, development, manufacture, promotion, distribution, use, testing, marketing, sale or other disposition of Licensed Compound and/or Licensed Product(s) by Quark, its Affiliates or Quark Additional Licensees outside the Territory, including, without limitation, any personal injury, death, or other injuries suffered by users of Licensed Compound or Licensed Product, (ii) any claim or legal action described in Section 4.4.3 in which a third party alleges that any exercise of SKK’s rights pursuant to this Agreement (x) infringes such third party’s intellectual property rights to the Licensed Compound or (y) infringes such third

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

party’s patents having the same or similar claims as those contained or embodied in any of the Patent Rights, or (iii) the breach by Quark of any covenant, representation or warranty contained in this Agreement. Notwithstanding the foregoing, Quark shall have no obligation under this Agreement to indemnify, defend or hold harmless any SKK Indemnified Party with respect to any Liability which results from willful misconduct or negligent acts or omissions of SKK, its Affiliates, SKK Sublicensee or any of their respective employees, officers, directors or agents.

7.3          Conditions to Indemnification. Each party agrees to promptly give the other party notice of any claim for which indemnification might be sought. Failure of an indemnified party to provide notice of a claim to the indemnifying party shall affect the indemnified party’s right to indemnification only to the extent that such failure has a material adverse effect on the indemnifying party’s ability to defend or the nature or the amount of the Liability. Subject to the provisions of Article IV, the indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

7.4          Settlements. Subject to the provisions of Article IV, neither party may settle a claim or action related to a Liability without the consent of the other party, if such settlement would impose any monetary obligation on the ether party or require the other party to submit to an injunction or otherwise limit the other party’s rights under this Agreement; provided that such consent shall not unreasonably be withheld or delayed. Any payment made by a party to settle any such claim or action shall be at its own cost and expense.

7.5          Limitation of Liability. With respect to any claim by one party against the other arising out of the performance or failure of performance of the other party under this Agreement, the parties expressly agree that the liability of such party to the other party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a party be liable for, punitive, exemplary or consequential damages suffered or incurred by the other party. Without limiting the foregoing, each party’s maximum liability to the other party pursuant to the foregoing shall be limited to the aggregate amounts actually paid by SKK to Quark pursuant to this Agreement, expect in cases of fraud, in which case no such limitation shall apply.

7.6          Insurance. Each party acknowledges and agrees that during the Term of this Agreement it shall maintain adequate insurance and/or a self-insurance program for contractual liability insurance to cover such party’s obligations under this Agreement. In addition, each party shall maintain adequate products liability insurance to cover its obligations under this Agreement. Each party shall provide the other party with evidence of such insurance and/or self-insurance program, upon request.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

ARTICLE 8

TERM AND TERMINATION

8.1          Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier by mutual written agreement of the parties or pursuant to Sections 8.2 below, the term of this Agreement shall continue until the termination of SKK’s obligation to pay Quark royalties pursuant to Section 3.3. Upon expiration of this Agreement, SKK’s licenses pursuant to Section 2.1 shall become fully paid-up, perpetual, non-exclusive licenses.

8.2          Termination.

8.2.1       Termination for Cause. This Agreement may be terminated by written notice by the terminating party at any time during the term of this Agreement:

(i)            by either party with [ * ] prior written notice, if the other party is in material breach of its material obligations hereunder (but specifically excluding in the case of SKK, any breach by SKK of SKK’s diligence obligations set forth in Section 2.3.1) and has not cured such breach within [ * ] after notice requesting cure of the breach with reasonable detail of the particulars of the alleged breach or initiated actions reasonably expected to cure the cited failure within [ * ] of receiving notice and thereafter diligently pursued such actions to cure the failure [ * ]; or

(ii)           by either party, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other party, or in the event a receiver or custodian is appointed for such party’s business, or if a substantial portion of such party’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within sixty (60) days after the filing thereof.

8.2.2       Termination for Breach of Diligence, Obligations. If after SKK has provided written notice in accordance with Section 2.3.1 of a delay of [ * ] in meeting a milestone set forth in the Development Time Table, then SKK and Quark shall each cause a scientific representative from each of the parties to study the reasons for such delay and attempt to determine for a period not to exceed [ * ] on whether a justifiable reason exists for such delay. If the scientific representatives are unable to agree on whether a justifiable reason exists for any such delay during such [ * ] period, then Quark may refer the matter for resolution in accordance with the dispute resolution provisions of Section 9.3. If ultimately the matter is the subject of arbitration and the arbitral award specifies that no justifiable reason exists for such delay or if the scientific representatives mutually determine in writing that no justifiable reason exists for such delay, then SKK shall promptly upon receipt of any such arbitral award or written determination, remedy the delay. If SKK fails to remedy such delay, or initiated actions reasonably expected to remedy such delay, within [ * ] after receipt of such written decision, then Quark may immediately terminate this Agreement by providing written notice of termination to SKK.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

8.2.3       Termination by SKK. SKK may terminate this Agreement at any time by providing Quark with sixty (60) days prior written notice, provided that SKK has paid Quark the License Fee set forth in Section 3.1 and the milestone payment set forth in Section 3.2.1.

8.3          Effect of Termination. Expiration or termination of the Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Article V and VII shall survive the expiration of the Agreement. Furthermore, if SKK terminates this Agreement pursuant to (a) Section 8.2.1 (i) for material breach of any obligation of Quark under Section 2.1.1 or any provision of Section 6.2, or (b) Section 8.2.1(ii), in addition to any other remedies available to SKK pursuant to the other provisions of this Agreement or by reason of law or equity, the licenses granted to SKK pursuant to Section 2.1 shall immediately and automatically become fully paid-up, perpetual, irrevocable licenses and SKK shall have no further obligation to make any payment to Quark pursuant to this Agreement. Except as set forth in the preceding sentence, any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination, including the obligation to pay royalties for Licensed Product(s) or Licensed Compound sold prior to such termination.

ARTICLE 9

MISCELLANEOUS

9.1          Assignment. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any third party (other than an Affiliate of an assigning party under the condition that the assignor remain responsible to the other party under this Agreement), without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 9.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect; provided, however, either party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

9.2          Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, without giving effect to conflict of law principles.

9.3          Dispute Resolution. Subject to the terms of this Agreement, in the event of any dispute, controversy or claim arising out of or relating to this Agreement, the parties shall try to settle it amicably between themselves including first referring such dispute, controversy or claim by notice to the other, to their respective chief executive officers for attempted resolution by good faith negotiations within thirty (30) days after such notice. In the event the chief executive

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officers are not able to resolve such dispute controversy or claim, either party may at any time after the thirty (30)-day period invoke the arbitration provisions of this Section 9.3.

All arbitration proceedings shall be conducted in San Francisco, California, under the procedural rules of the International Chamber of Commerce. The party requesting arbitration shall serve upon the other party a demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the party requesting arbitration. Within sixty (60) days after the demand, the parties shall each select one arbitrator, which arbitrators shall together select a third arbitrator. The three arbitrators are to act as neutral arbitrators and shall have no past, present or anticipated future affiliation with the parties, which would unduly influence the independence of an arbitrator. The decision of the arbitrators shall be in writing setting forth the basis therefore.

The arbitrators shall have the authority to award compensatory damages, interest, tort damages (but not punitive or similar damages nor consequential or incidental damages) and specific performance and other equitable relief. The parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. During such arbitration proceedings, each party shall pay its arbitrators’ fees, administration charges and related expenses of arbitration. The losing party shall thereafter reimburse the prevailing party for all such costs incurred in connection with such arbitration.

9.4          Waiver. Any delay or failure in enforcing a party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

9.5          Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

9.6          Entire Agreement; Amendment. This Agreement, including the Appendices and Schedules hereto and all the covenants, promises, agreements, warranties, representations, conditions and understandings contained herein sets forth the complete, final and exclusive agreement between the parties and supersedes and terminates all prior and contemporaneous agreements and understandings between the parties, whether oral or in writing. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein. No subsequent alteration, amendment, change, waiver or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party. Either party in deciding to execute this Agreement has relied on no understanding, agreement, representation or promise, not explicitly set forth herein.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

9.7          Notices. Except as otherwise set forth in this Agreement, any notice required or permitted to be given or sent under this Agreement shall be hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, or by facsimile or e-mail transmission (with written confirmation copy by registered first-class mail) to the parties at the addresses, facsimile and e-mail numbers indicated below.

If to Quark, to:

Quark Biotech, Inc.

6526 Kaiser Drive

Fremont, CA 94555

USA

Attn: Daniel Zurr, Ph.D., CEO

Telephone +1-510-402-4020

Facsimile : +1-510-402-4021

If to SKK to:

Sanwa Kagaku Kenkyusho Co., Ltd.

35 Higashisotobori-cho, Higashi-ku

Nagoya, Japan 461-8631

Attn: Mr. Masuo Kato,

General Manager, Business Development Dept.

Telephone:+81-52-951-8130

Facsimile; +81-52-950-1860

With copies to:

Squire, Sanders and Dempsey L.L.P.
1-1-39 Hiroo, Shibuya-ku
Tokyo, Japan 150-0012
Attn: Stephen E, Chelberg, Esq.
Telephone: +81-3-5774-1800
Facsimile: +81-3-5774-1818
E-Mail: schelberg@ssd.com

Any such notice shall be deemed to have been received on the date actually received. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this Section.

9.8          Force Majeure. Failure of any party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such party to any liability or place them in breach of any term or condition of this Agreement to the other party if such failure is due to any cause beyond the reasonable control of such non-performing party (“force majeure”). Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, earthquake, drought, war, riot, act of terror, sabotage, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in

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transportation, a national health emergency, spread of communicable disease or compliance with any order or regulation of any government entity acting with color of right. The party affected shall promptly notify the other party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable

9.9          Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court, provided, however, that in the event that the terms and conditions of this Agreement are materially altered, the parties will, in good faith, renegotiate the terms and conditions of this Agreement to reasonably substitute such invalid or unenforceable provisions in light of the intent of this Agreement.

9.10        Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

9.11        Further Actions. Each party agrees to execute, acknowledge and deliver such further instruments and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representatives of the parties as of the date set forth below.

QUARK BIOTECH, INC.

By:	/s/ Daniel Zurr
Name:	Daniel Zurr, Ph.D.
Title:	CEO

SANWA KAGAKU KENKYUSHO CO., LTD.

By:	/s/ Kazuo Yamamoto
Name:	Kazuo Yamamoto
Title:	President

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

SCHEDULE 1.14

EXISTING QUARK PATENTS AND PATENT APPLICATIONS

1.             [ * ].

2.             [ * ].

3.             [ * ].

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.